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                               Exhibit 21

                        INTERCOUNTY BANCSHARES, INC.

                       SUBSIDIARIES OF THE REGISTRANT

                            At December 31, 1998




                                            STATE OF         PERCENTAGE
NAME OF CORPORATION                       INCORPORATION     OF OWNERSHIP
-------------------                       -------------     ------------

The National Bank & Trust Company             Ohio               100%

Phillips Insurance Agency Group, Inc.         Ohio               100%

Phillips Casualty Insurance Agency, Inc.      Ohio               100%

Phillips Life Insurance Agency, Inc.          Ohio               100%

Arnold Jones Insurance Agency, Inc.           Ohio               100%





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